Exhibit 99.1

STERLING FINANCIAL CORPORATION (Nasdaq: SLFI)

Sterling Financial Corporation is a family of financial services organizations that operates 57 banking locations in south central Pennsylvania and northern Maryland, through its affiliate banks, Bank of Lancaster County, N.A., Bank of Hanover and Trust Company, First National Bank of North East, Bank of Lebanon County, PennSterling Bank and Delaware Sterling Bank. In addition to its banking affiliates, Sterling’s affiliates include Town and Country Leasing, LLC, Lancaster Insurance Group, LLC, Equipment Finance LLC, a specialty commercial finance company, Sterling Financial Settlement Services LLC, Sterling Financial Trust Company and Church Capital Management LLC, with combined assets under management of $1.7 billion, Bainbridge Securities Inc., a securities broker/dealer, and StoudtAdvisors, an employee benefits consulting and brokerage firm. In June 2004, Sterling announced that it entered into a definitive agreement to acquire The Pennsylvania State Banking Company, based in Camp Hill, Pennsylvania, which will add over $200 million in assets.

     Market Statistics: (based on September 30, 2004 financials and October 26, 2004 pricing)

Stock price: (10/26/04)	P/E LTM:	Trust Preferred (in MM)
$27.10	18.4 x	$56.7
52 week range: (Hi — Low)	EPS 2004 E*:	Shareholder equity: (in MM)
$29.04 - $21.01	$1.52	$239.6
Book value:	P/E 2004 E*:	Shares outstanding: (in MM)
$10.99	17.8 x	21.8
Dividend: (quarterly ann.)	Avg. daily volume: (3 mos.)	Market cap: (in MM)
$0.64	21,633	$590.8
Yield:	Avg. daily volume: (1 week)	Closely held:
2.36%	32,086	4.68%

*	First Call consensus

Loan Portfolio	(9/30/04)	$ MM	%
	Commercial and Industrial	$376.1	22.1
	Financial	20.9	1.2
	Commercial Real Estate	503.0	29.5
	Construction	48.8	2.9
	Residential Mortgage	63.0	3.7
	Finance receivables	222.2	13.0
	Lease financing receiv.	129.9	7.6
	Consumer	341.9	20.0

	Total	$1,705.8	100.0

Financial Performance:	(Dollars in thousands except per share data and ratios)

	3Q'04	2Q'04	3Q'03	YTD 2004	YTD 2003
Net interest income	24,957	23,720	22,003	71,244	63,751
Non-interest income, recurring	15,023	13,801	12,389	41,510	35,524
Loan loss provision	2,030	915	872	3,659	2,816
Non-interest expense, recurring	27,374	25,919	23,781	78,265	68,428
Non-recurring inc. (exp.)	1,025	514	346	2,056	390
Extraordinary items, net	—	—	—	—	—
Net income	8,500	8,216	7,497	24,345	21,066
EPS, diluted	0.38	0.37	0.35	1.11	0.99
Assets EOP	2,451,642	2,376,447	2,298,178	2,451,642	2,298,178
RORE	15.01%	15.40%	15.40%	15.07%	14.92%
ROA	1.40%	1.41%	1.32%	1.38%	1.29%
NIM	4.84%	4.78%	4.59%	4.76%	4.63%
Efficiency Ratio	60.7%	61.0%	60.0%	61.3%	59.6%
NPA’s + 90 days / assets	0.10%	0.13%	0.22%	0.10%	0.22%